Exhibit 10.11

CAREMARK RX, INC.

SPECIAL RETIREMENT PLAN

Caremark Rx, Inc. (the “Company”) hereby adopts the Caremark Rx, Inc. Special Retirement Plan (the “Plan”). The primary purpose of the Plan is to provide supplemental non-qualified retirement benefits to a select group of the Company’s executive employees and their dependents.

1.	Definitions

For the purpose of this Plan, unless the context requires otherwise, the following words and phrases shall have the meanings indicated below:

1.	Accrued Benefit — means an annual benefit payment equal in amount to 2.5% of a Participant’s Final Average Compensation multiplied by his or her Years of Service, and that is payable over a maximum ten (10) year period. For purposes of calculating each Participant’s Accrued Benefit, no more than 20 Years of Service will be taken into account.

2.	Beneficiary — means the individual so designated by the Participant on forms provided or accepted by the Committee to receive any remaining benefits to which the Participant is entitled under this Plan subsequent to the Participant’s death. If a Participant is married on the date on which he completes his or her designation form, the Participant must designate his or her Spouse as Beneficiary, unless the Spouse consents in writing to the selection of another Beneficiary or unless the Spouse is missing and the Participant affirms in writing that he or she has made reasonable attempts to locate such Spouse and has been unable to (these requirements termed the “Spousal Consent Requirements”). Any Participant may, at any time, revoke or change his or her Beneficiary designation by filing a new designation form, provided that he or she complies with the Spousal Consent Requirements at the time of such revocation or change.

If no Beneficiary designation is made or if no named Beneficiary survives the Participant, then the Participant’s Beneficiary shall be the Participant’s Spouse on the date of his or her death, unless the Participant does not have a Spouse at the date of his or her death, in which case there will be no Beneficiary entitled to any benefits under this Plan upon the death of the Participant.

3.	Cause — means, with respect to any Participant who is covered by an employment agreement executed between such Participant and the Company (or one of its subsidiaries) in which the term is so defined in the employment agreement, the definition of “Cause” set forth in the Participant’s employment agreement. Notwithstanding the foregoing, with respect to any other Participant, the term “Cause” shall mean (i) a conviction by a court of competent jurisdiction of a felony; (ii) a refusal, failure or neglect to perform duties in a manner that is materially detrimental to the business or reputation of the Company; (iii) the engagement in illegal, unethical or other wrongful conduct that is materially detrimental to the business or reputation of the Company; or (iv) the development or pursuit of interests materially adverse to the Company. With respect to clauses (ii) and (iv) of this Section 1.3, “Cause” shall only exist if the Company has given the Participant thirty (30) days prior written notice of and opportunity to cure any conduct or deficiency in performance by the Participant that the Company believes constitutes “Cause” under this Section 1.3 and the Participant has not cured such non-compliant conduct or performance during such notice period. Notwithstanding the foregoing, there will be no thirty (30) day prior notice requirement on the part of the Company or opportunity to cure under clauses (ii) or (iv) of this Section 1.3 if the Company reasonably determines that such non-compliant conduct or performance cannot be satisfactorily cured.

4.	Change in Control — means, with respect to any Participant who is covered by an employment agreement executed between such Participant and the Company (or one of its subsidiaries) in which the term is so defined in the employment agreement, the definition of “Change in Control” set forth in the Participant’s employment agreement. Notwithstanding the foregoing, with respect to any other Participant, the term “Change in Control” shall have the same meaning as ascribed thereto in the Caremark Rx, Inc. 2004 Incentive Stock Plan, as amended.

5.	Code—means the Internal Revenue Code of 1986, as amended, or any successor statute.

6.	Committee—means the Compensation Committee of the Board of Directors of the Company.

7.	Disabled Participant—means a Participant who makes an application for or is otherwise eligible for disability benefits under any Company-sponsored long-term disability program and who qualifies for such benefits. In the absence of a Company-sponsored long-term disability program covering a Participant, the Participant shall be treated as a Disabled Participant if the Committee, acting in its sole discretion, determines that the Participant will be unable to perform his or her employment duties for at least one-hundred eighty (180) consecutive days (or such other period as specified in any Participant’s employment agreement) due to a physical or mental condition.

8.	Employee—means an individual who is an executive employee of the Company or of a subsidiary.

9.	ERISA—means the Employee Retirement Income Security Act of 1974, as amended.

10.	Final Average Compensation — means the average annual base salary paid by the Company to a Participant during the most recent consecutive thirty-six (36) month period immediately preceding the Retirement Date.

11.	Participant—means an Employee who is designated by the Committee as eligible to participate in the Plan and who is receiving or is eligible to receive any benefit under this Plan.

12.	Plan Administrator—means the Company’s Executive Vice President of Administration and Services or any other person or persons designated as Plan Administrator by the Committee.

13.	Plan Year—means the calendar year.

14.	Retirement Date — means the first day of the first month that coincides with, or immediately follows, the date on which a Participant’s active and full-time employment is terminated.

15.	Specified Employee—means any Participant who is designated as a “specified employee,” as that term is defined in Code Section 409A(a)(2)(B)(i).

16.	Spouse — means the individual who as of any day is a Participant’s lawful spouse and is not legally separated from such Participant under a final decree of divorce or separate maintenance.

17.	Successor Employer — means the surviving corporation or entity following a Change in Control.

18.	Years of Service — means, as to each Participant, the number of full twelve (12) month periods during which such Participant was employed with the Company or with one of its subsidiaries (including employment service with any such entity before it becomes a subsidiary of the Company); provided, that the number of Years of Service that shall be taken into account for any purposes under the Plan shall not include any Years of Service during which a Participant is a Disabled Participant.

2.	Retirement Benefit

Subject to Section 8.4, a Participant who retires from the Company shall receive a benefit paid out on a monthly basis over a ten (10) year period. Except as provided in Article 8, the first monthly installment shall commence as of the Participant’s Retirement Date and each remaining installment shall be paid as of the first day of each month thereafter. The amount of each monthly installment payable to a Participant who retires on or after the date the Participant attains age sixty (60) shall be equal to one-twelfth (1/12) of the Participant’s Accrued Benefit as of the Participant’s date of retirement. The amount of each monthly installment payable to a Participant that retires before the date the Participant attains age sixty (60) shall be equal to one-twelfth (1/12) of the Participant’s Accrued Benefit as of the date of retirement, with each monthly payment reduced by one-half percent (0.5%) for each full month between the date benefits commence and the date the Participant will attain age sixty (60).

The provision of this Article 2 shall not be applicable to any Participant who becomes entitled to the payment of a benefit under the Plan in accordance with the provisions of Article 3 or Article 4 of the Plan.

3.	Disability Benefit

A Disabled Participant shall receive a benefit paid out on a monthly basis over a ten (10) year period as provided herein, with the first monthly installment commencing as of the date the Participant attains age 60, and each remaining installment shall be paid as of the first day of each month thereafter. The amount of each installment payable to such a Disabled Participant shall be equal to one-twelfth (1/12) of the Participant’s Accrued Benefit as of the date the Disabled Participant’s period of disability commenced.

An individual who ceases to be a Disabled Participant prior to attaining age 60 and who subsequently resumes employment with the Company may continue to qualify for benefits under Article 2 of the Plan. All other Disabled Participants only shall be eligible for payment of benefits under this Article 3.

4.	Change in Control Benefit

Upon a Change in Control, and subject to Section 8.4 and the rest of this Article 4, a Participant shall be eligible to receive a benefit payable in monthly installments over a ten (10) year period after the earlier of the date (i) he or she turns sixty (60) or (ii) he or she turns age fifty-eight (58) and has completed at least fifteen (15) Years of Service. The amount of each monthly installment payable to a Participant shall be determined in accordance with Article 2.

Notwithstanding Section 8.4, during the first 6 months following a Change in Control, a Participant may provide Successor Employer with a written request that Successor Employer acknowledge and confirm in writing that Participant will receive his or her Accrued Benefit as set forth in the Plan as in effect upon the occurrence of the Change in Control or a non-qualified retirement benefit at least comparable in value to the Accrued Benefit determined as of the date of the Change in Control. Notwithstanding any provisions of the Plan to the contrary, if Successor Employer fails to timely provide such written confirmation within 60 days of receipt of Participant’s written request, then he or she shall be deemed to have met the continuous employment requirement under Section 8.4.

Notwithstanding any provision of the Plan to the contrary, if Successor Employer terminates Participant’s employment prior to the end of the 6-month period following a Change in Control, then he or she shall be deemed to have met the continuous employment requirement under Section 8.4.

Notwithstanding any provisions of the Plan to the contrary, if the employment of a Participant is terminated by the Company for Cause, as that term is defined in Section 1.3 hereof, then the Participant shall not be entitled to the payment of a retirement benefit under the Plan.

If a benefit is paid out under this Article 4 to a Participant, then he or she shall not be eligible for any other benefits under this Plan.

5.	Death Benefit

If a Participant dies while an active Employee of the Company and before receipt of any benefits under this Plan, then in lieu of any other benefits that might otherwise be payable under this Plan, his or her Beneficiary, if any, shall be entitled to receive a benefit payable over a ten (10) year period commencing as of the first day of the month following the date the Participant would have reached age 60. Such benefit will be paid on a monthly basis and each monthly benefit will be equal to one-twelfth (1/12) of the Participant’s Accrued Benefit as of his or her date of death. All remaining payments due to a Beneficiary, if any, shall cease upon the Beneficiary’s death.

6.	Post-Retirement Death Benefit

If a Participant dies on or after the date benefits commence under this Plan, all remaining installments due to him or her after his or her date of death will be paid as soon as administratively practicable to his or her Beneficiary, if any, in a lump sum cash distribution equal to the present value of such remaining installments as of the date of payment. The present value of the lump sum benefit shall be determined by the Committee based on the average 10 (ten) year Treasury constant maturity rate over the immediate 12 (twelve) month period before any such payment is to be made.

7.	Source of Records and Benefit Payments

1.	Records. All records relating to the accrual and disbursement of benefits to, or on behalf of, Participants under this Plan shall be maintained by the Plan Administrator.

2.	Participant List. The Plan Administrator shall at all times maintain a current list of all Participants, and of all other persons receiving benefits, and said list shall contain such other information as the Plan Administrator shall deem appropriate.

3.	Source of Benefit Payments. Any person who claims a benefit under this Plan shall look solely to the general assets of the Company. Such person’s interest in such assets as a result of such claim shall in no matter whatsoever be superior or senior to the claim of any other general and unsecured creditor of the Company, and in no event whatsoever shall any other person whomsoever be liable to pay such benefits.

8.	Special Provisions

1.	Forfeiture of Plan Benefit. A Participant who violates the terms of any restrictive covenants, including but not limited to non-compete and non-solicitation covenants, applicable to such Participant as a result of a period of employment or a period of service as a consultant with respect to the Company (or its subsidiaries) shall forfeit the payment of any benefits otherwise payable thereto under the Plan.

2.	Delay in Payments to Specified Employees. The first installment due to be made under the Plan to a Participant who is a Specified Employee shall not commence earlier than the first day of the seventh month following the day the Specified Employee retires (or, if earlier, the date of death of the Specified Employee). All remaining payments will be paid as of the first day of each month thereafter.

3.	Compliance with Code Section 409A. This Plan shall be operated and interpreted in accordance with Code Section 409A, any regulations promulgated thereunder or any other applicable guidance.

4.	Continuous Employment. Notwithstanding any provision herein to the contrary, no benefit will be payable under this Plan unless a Participant is continuously employed with the Company through the earliest of: (i) the date on which he or she becomes a Disabled Participant, (ii) his or her Retirement Date at any time after attaining age fifty-eight (58) and completing at least fifteen (15) or more Years of Service or (iii) the date on which the Participant is deemed to meet the continuous employment requirement as provided under Article 4.

5.	Continuous Accruals. Upon a Change in Control, a Participant shall continue to accrue Years of Service for purposes of determining his or her Accrued Benefit under the Plan, subject to the 20-year cap. Notwithstanding the foregoing, any Participant who commences distribution of benefits under this Plan no longer shall accrue any Accrued Benefit hereunder.

9.	Functions of the Committee

1.	General. The Committee shall be the Named Fiduciary for the Plan. A member of the Committee may be a Participant but, in such case, a claim submitted by one member of the Committee as a Participant shall be reviewed by one or more other members of the Committee.

In addition to any other indemnity or similar rights applicable to the Committee, the Company shall indemnify each member of the Committee for any liability, assessment, loss, expense or other cost of any kind or description whatsoever, including legal fees and expenses, actually incurred by a member on account of any action or proceeding, actual or threatened, that arise as a result of being a member of the Committee or as a result of any actions or inactions of any member(s) of the Committee.

2.	Powers. The Committee shall have control over the administration of the Plan, with all powers necessary to enable it properly to carry out its duties in this respect, including, without limitation, the designation of Employees as Participants and the power to waive any conditions or limitations stated in the Plan whenever the Committee, acting in its absolute discretion, deems such a waiver to be appropriate under the circumstances. Notwithstanding any provisions of the Plan to the contrary, the Committee, acting in its sole discretion, may credit any Participant with additional Years of Service (not to exceed a maximum of 20), including but not limited to the crediting of employment service completed while employed by a business acquired by the Company. The Committee may appoint in writing such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents those powers and duties, whether ministerial or discretionary, that it deems expedient or appropriate. In the event that any agent so appointed is not an employee of the Company, such agent’s compensation shall be fixed by the Committee and shall be paid by the Company.

10.	Amendment and Termination

1.	Amendment. This Plan may be amended in any respect and at any time by the Committee in the exercise of its sole discretion. Any such amendment automatically shall be binding on each Participant; provided, that no such amendment may reduce the level of non-forfeitable benefit accrued by a Participant under the Plan as of the date the amendment is adopted. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code Section 409A, and related guidance, the Committee may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Code Section 409A, and related guidance.

2.	Termination. The Plan may be terminated at any time by the Committee and all benefits shall be paid out in the form of lump sum payments beginning twelve (12) months after the termination of the Plan, provided, that (i) all other non-qualified nonaccount deferred compensation balance plans and arrangements maintained by the Company are terminated with respect to all Participants; (ii) no payments other than those otherwise payable under the terms of the Plan absent a termination of the Plan are made within twelve (12) months of the termination of the Plan; (iii) all payments are made within twenty-four (24) months of the termination of the Plan; and (iv) the Company does not adopt another non-qualified nonaccount balance deferred compensation plan at any time for a period of five (5) years following the date of termination of the Plan.

In the event that the Plan is terminated in accordance with this Article 10, no such termination may reduce the level of non-forfeitable benefits accrued by a Participant under the Plan as of the date the termination is effective.

11.	Miscellaneous

1.	Headings. The headings and subheadings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the Plan provisions.

2.	Construction. In the construction of the Plan, the singular shall include the plural in all cases in which such meaning would be appropriate. This Plan shall be construed in accordance with the laws of the State of Tennessee.

3.	Agent for Service of Process. The agent for service of process for the Plan shall be the person currently listed in the records of the Secretary of State of Tennessee as the agent for service of process for the Company.

4.	Plan Administrator. The Plan Administrator shall be the plan administrator of the Plan, to the extent ERISA applies.

5.	No Assignment by Participants. The benefits provided under this Plan may not be alienated, encumbered or assigned by a Participant or Spouse.

6.	Successors and Assigns to the Company. The rights and obligations of the Company under this Plan shall be binding on and inure to the benefit of the Company, its successors and permitted assigns.

7.	Effect of Plan. This Plan shall not constitute a contract of employment for any definite term and shall not affect or impair the right of either party to terminate the employment relationship at any time.

8.	Legal Competency. The Committee may, in its discretion, make payment either directly to an incompetent or disabled person, or to the guardian of such person, or to the person having custody of such person, without further liability on the part of the Company, the Committee, or any person, for the amounts of such payment to the person on whose account such payment is made.

9.	Effective Date. The effective date of the Plan shall be January 1, 2006.